UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 25, 2005 (May 19, 2005)

HOLLYWOOD MEDIA CORP.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-22908	65-0385686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2255 Glades Road, Suite 221A, Boca Raton, Florida	33431
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code  (561) 998-8000

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1  –

REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01

Entry into a Material Definitive Agreement.

Employment Agreement with Mr. Scott Gomez

On May 19, 2005, Hollywood Media Corp. (the “Company”) entered into a five-year employment agreement with Mr. Scott Gomez, the Company’s principal accounting officer and Vice President of Finance and Accounting.  Pursuant to the terms of this employment agreement, Mr. Gomez received an elevation in title to Chief Accounting Officer and will receive an increased annual base salary of $175,000 (such increase deemed effective as of April 14, 2005), which will be subject to annual increases of $25,000. Mr. Gomez will also be eligible to receive a $25,000 cash bonus within ten days of the signing of the agreement as well as annual $25,000 cash bonuses on each anniversary date of his employment with the Company.  On the date of his employment agreement, Mr. Gomez was granted options to purchase 25,000 shares of the Company’s common stock at a price equal to the closing sale price of the common stock on the trading day immediately preceding the date of the employment agreement. The options were fully vested on the date of grant and will have a five-year term.

In the event of the termination of Mr. Gomez’s employment with the Company without “Cause” or for “Good Reason” (as such terms are defined in the employment agreement) at any time prior to April 13, 2010, Mr. Gomez will be entitled to receive any bonuses earned as of the date of termination as well as payment of his base salary for the shorter of 18 months or the remainder of his employment period.

The above summary of employment terms is qualified in its entirety by reference to the employment agreement between the Company and Mr. Gomez, a copy of which is attached hereto as Exhibit 99.1 to this Current Report and which is incorporated by reference in this Item 1.01 in its entirety.

Employment Agreement with Mr. Matt Kupchin

On May 24, 2005, the Company and its Broadway ticketing division subsidiaries Theater Direct NY, Inc. (“TDI”) and Broadway.com, Inc. (“Broadway”) entered into a three-year employment agreement with Mr. Matt Kupchin, TDI’s President and Chief Operating Officer and Broadway’s general manager.  Pursuant to the terms of this employment agreement, Mr. Kupchin will continue as President and Chief Operating Officer of TDI, was named President and Chief Operating Officer of Broadway and will receive an increased annual base salary of $225,000 (such increase deemed effective as of February 11, 2005), which will be subject to annual increases of $25,000.  On the date of his employment agreement, Mr. Kupchin was granted options to purchase 40,000 shares of the Company’s common stock at a price equal to the closing sale price of the common stock on the trading day immediately preceding the date of the employment agreement. The options were fully vested on the date of grant and will have a five-year term.

Mr. Kupchin will be eligible to receive a $25,000 cash bonus if the Broadway Ticketing Division EBITDA (as such term is defined in the employment agreement) achieved for the 2005 fiscal year equals or exceeds the budgeted Broadway Ticketing Division EBITDA for such period.  For each of the 2005, 2006 and 2007 fiscal years, Mr. Kupchin will be eligible to receive a cash bonus equal to 10% of the difference between the Broadway Ticketing Division EBITDA achieved for such fiscal year and the Broadway Ticketing Division EBITDA achieved for the fiscal year ending two years prior to the end of such fiscal year.  Upon the closing of a Sale Transaction (as such term is defined in the employment agreement), Mr. Kupchin shall be entitled to receive a cash bonus equal to (i) 100% of his then current base salary if the purchaser under such Sale Transaction elects to continue Mr. Kupchin’s employment on terms no less favorable than those set forth in the employment agreement or (ii) 200% of his then current base salary if the purchaser under such Sale Transaction elects to terminate Mr. Kupchin’s employment within 60 days of the closing of the Sale Transaction.

In the event of the termination of Mr. Kupchin’s employment with the Company without “Cause” (as such term is defined in the employment agreement) at any time prior to third anniversary of the effective date of the employment agreement, Mr. Kupchin will be entitled to receive any bonuses earned as of the date of termination as well as a cash payment equal to either (i) his base salary for the shorter of one year or the remainder of his employment period or (ii) if earned in accordance with the terms of the employment agreement, the termination payment payable upon the termination of Mr. Kupchin’s employment after the closing of a Sale Transaction.

The above summary of employment terms is qualified in its entirety by reference to the employment agreement between the Company, TDI, Broadway and Mr. Kupchin, a copy of which is attached hereto as Exhibit 99.2 to this Current Report and which is incorporated by reference in this Item 1.01 in its entirety.

SECTION 5  –

CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)

On May 24, 2005, the Company and Mr. Nicholas Hall mutually agreed that, effective as of the end of business on June 17, 2005, Mr. Hall will step down as Chief Operating Officer of the Company to serve as the Company’s Executive Vice President – Compliance.

SECTION 9  –

FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01

Financial Statements and Exhibits.

(c)

Exhibits.

Exhibit No.	Description

99.1	Employment Agreement, dated May 19, 2005, by and between the Company and Mr. Scott Gomez

99.2	Employment Agreement, dated May 24, 2005, by and between the Company, TDI, Broadway and Mr. Matt Kupchin

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLYWOOD MEDIA CORP

By:	/s/ MITCHELL RUBENSTEIN
Name:	Mitchell Rubenstein
Title:	Chairman and Chief Executive Officer

Date:  May 25, 2005

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